Exhibit 10.18

LEASE

BETWEEN

THE IRVINE COMPANY LLC

AND

SPARK NETWORKS USA, LLC

LEASE

THIS LEASE is made as of the 1st day of February, 2013, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, hereafter called “Landlord,” and SPARK NETWORKS USA, LLC, a Delaware limited liability company, hereafter called “Tenant.”

ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.	Tenant’s Trade Name: N/A

2.	Premises:	Suite No. 600
	Address of Building:	11150 Santa Monica Blvd., Los Angeles, CA 90025
	Project Description:	Westwood Gateway II
(The Premises are more particularly described in Section 2.1).

3.	Use of Premises: General office and any other ancillary uses consistent with the character of the Building and Project and for no other use.

4.	Commencement Date: September 1, 2013, subject to Commencement Date Delays.

5.	Lease Term: 62 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6.	Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
1 to 12	$2.75	$43,117.00
13 to 24	$2.87	$44,999.00
25 to 36	$3.00	$47,037.00
37 to 48	$3.14	$49,232.00
49 to 62	$3.28	$51,427.00

Notwithstanding the above schedule of Basic Rent to the contrary, Tenant shall be entitled to an abatement of 6 full calendar months of Basic Rent in the aggregate amount of $258,702.00 (i.e. $43,117.00 per month) (the “Abated Basic Rent”) for the first 6 full calendar months of the Term (the “Abatement Period”); provided, however, such abatement of Basic Rent shall be suspended during any period of a monetary or material non-monetary Default (as defined in Section 14.1 below). In the event this Lease terminates as a result of a Default by Tenant at any time during the initial Term, all unamortized Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent during the occurrence of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.	Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2014 (the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.	Floor Area of Premises: approximately 15,679 rentable square feet

Floor Area of Building: approximately 227,046 rentable square feet

9.	Security Deposit: $56,570.00

10.	Broker(s): Irvine Realty Company (“Landlord’s Broker”) and Cresa Partners/Los Angeles (“Tenant’s Broker”)

11.	Parking: 78 parking passes in accordance with the provisions set forth in Exhibit F to this Lease.

12.	Address for Payments and Notices:

LANDLORD	TENANT

Payment Address:	(prior to Commencement Date)

THE IRVINE COMPANY LLC P.O. Box #846532 Los Angeles, CA 90084-6532	SPARK NETWORKS USA, LLC 8383 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90211 Attn: Josh Kreinberg, General Counsel

Notice Address:
(on and after Commencement Date)
The Irvine Company LLC
11100 Santa Monica Boulevard, Suite 100 Los Angeles, CA, 90025 Attn: Property Manager	SPARK NETWORKS USA, LLC 11150 Santa Monica Blvd., Suite 600 Los Angeles, CA 90025 Attn: Josh Kreinberg, General Counsel

with a copy of notices to:

THE IRVINE COMPANY LLC 550 Newport Center Drive Newport Beach, CA 92660 Attn: Senior Vice President, Property Operations Irvine Office Properties

13.	List of Lease Exhibits (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A	Description of Premises
Exhibit B	Operating Expenses
Exhibit C	Utilities and Services
Exhibit D	Tenant’s Insurance
Exhibit E	Rules and Regulations
Exhibit F	Parking
Exhibit G	Additional Provisions
Exhibit H	Janitorial Specifications
Exhibit X	Work Letter

ARTICLE 2. PREMISES

2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”). The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct. The Premises shall include the non-exclusive right of Tenant to use and have access to the janitorial closets and electrical and telephone rooms on the floor(s) of the Building which contains the Premises as well as the use of and access to the ceilings, walls and floors of the Premises for purposes of installing, maintaining, repairing and replacing wiring, conduit and cable serving Tenant’s equipment within the Premises, provided that any such installation, maintenance, repair and replacement shall be performed in accordance with, and subject to, the terms and provisions of this Lease. Tenant shall also have non-exclusive access to the Building risers and/or install additional risers for Tenant’s cabling subject to Landlord’s reasonable rules and regulations. Landlord shall also have the right to use of and access to all such areas consistent with the terms and provisions of this Lease for the purpose of performing its obligations and exercising its rights hereunder.

2.2. ACCEPTANCE OF PREMISES. Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease. Tenant acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects. By taking possession of the Premises Tenant accepts the improvements in their existing condition, and waives any right or claim against Landlord arising out of the condition of the Premises. Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent. Landlord shall diligently complete all punch list items of which it is notified as provided above.

2.3 STORAGE SPACE. In addition to the Premises, Tenant shall have the right, during the Term, to lease, on a month to month basis and subject to availability, up to three hundred sixty-five (365) square feet of storage space located in the Building at Landlord’s then current rate. As of the date of this Lease, the monthly storage space rental rate is $2.00 per square feet. If Tenant desires to lease any such storage space, Tenant shall provide Landlord with written notice of the date on which it wishes to commence the lease of such storage space (not to be less than ten (10) business days in advance of such date), the amount of storage space square footage to be leased and the term of such lease (if other than month-to-month). Following Landlord’s receipt of such notice and provided such space is available, Landlord shall make such storage space available to Tenant as of the date specified therein.

ARTICLE 3. TERM

3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. The Term shall commence on the date as set forth in Item 4 of the Basic Lease Provisions subject to “Commencement Date Delays” as such term is defined in the Work Letter (“Commencement Date”). Within ten (10) business days following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Commencement Memorandum”) the actual Commencement Date and the expiration date (“Expiration Date”) of this Lease; should Tenant fail to execute and return the Commencement Memorandum to Landlord within 10 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement and Expiration Dates as set forth in the Commencement Memorandum shall be conclusive. If Landlord and Tenant are unable to resolve any objections to a Commencement Date Memorandum between themselves, then the Commencement and Expiration Dates shall be resolved by judicial reference in accordance with Section 14.7(b) of this Lease.

3.2. EARLY OCCUPANCY. Following the full execution of this Lease, payment of all deposits due hereunder and delivery of proper evidence of insurance pursuant to Exhibit D hereof and provided that the Tenant Improvements described in the Work Letter attached as Exhibit X have been substantially completed and a Certificate of Occupancy or Temporary Certificate of Occupancy issued, if applicable, Tenant shall be permitted to occupy the Premises prior to the Commencement Date in order that it may commence its normal business operations therein. Tenant’s occupancy of the Premises prior to the Commencement Date shall be subject to all of the terms and obligations of this Lease, including the indemnity provisions herein, except that Tenant shall not be required to pay Basic Rent and Operating Expenses during that period.

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset, except as otherwise expressly provided in this Lease, the rental amount for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month based on the actual number of days in such month. No demand, notice or invoice shall be required for the payment of Basic Rent. An installment of rent in the amount of 1 full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Basic Rent first due hereunder; the next installment of Basic Rent shall be due on the first day of the eighth (8th) calendar month of the Term, which installment shall, if applicable, be appropriately prorated to reflect the amount prepaid for that calendar month.

4.2. OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by Sections 7.1 and 15.2 or any other provision of this Lease. Upon any Default by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant’s vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect, in connection with Landlord’s application of the Security Deposit to prospective rent that would have been payable by Tenant but for the early termination due to Tenant’s Default (as defined herein).

ARTICLE 5. USES

5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises.

5.2. SIGNS. Landlord, at Landlord’s sole cost, shall affix and maintain a Building-standard sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with Tenant’s prorata share of directory strip listings which may include Tenant’s name and the names of any subtenants and assignees as set forth herein in the lobby directory of the Building. Any subsequent changes to that initial signage shall be at Tenant’s sole expense. All signage shall conform to the criteria for signs established by Landlord and shall be ordered through Landlord. Except as provided in the foregoing, and except for Landlord’s standard suite signage and lobby directory signage identifying Tenant’s name and installed at a location reasonably designated by Landlord and the elevator sign, Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises. Any violating sign or decoration may be immediately removed by Landlord at Tenant’s expense without notice and without the removal constituting a breach of this Lease or entitling Tenant to claim damages.

Provided that Tenant is then leasing the entire rentable area on any floor of the Building, Tenant shall be permitted to install identity signage in the elevator lobby of that floor. The dimensions, location, design, and manner of installation of such signage shall be subject to Landlord’s reasonable prior written approval. Installation and maintenance of the elevator lobby sign shall be at Tenant’s sole cost and expense. In the event Tenant ceases at any time to lease all of such floor and Landlord enters into a lease of all or any portion of such space to a third party that is not an Affiliate, then Tenant shall promptly remove such elevator lobby signage upon request by Landlord. Tenant shall also remove the signage upon the expiration or sooner termination of this Lease. Tenant agrees that it shall bear the cost of any resulting repairs to the Building that are reasonably necessary due to the removal. Repairs in connection with the removal of such elevator lobby shall be limited to repair of the stone wall, patching and approximately matching the existing paint and surface of the wall.

5.3 HAZARDOUS MATERIALS. Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord; provided that the foregoing shall not be deemed to proscribe the use by Tenant of customary office and cleaning supplies in normal quantities so long as such use comports with all applicable laws. To the best of Landlord’s knowledge, as of the date of this Lease, there are no toxic or hazardous materials present in or under the Building or Project except for standard products typically used in the operation and maintenance of an office building.

ARTICLE 6. LANDLORD SERVICES

6.1. UTILITIES AND SERVICES. Landlord shall furnish to the Premises those utilities and services described in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease. Except as otherwise provided herein, Landlord shall not be liable for any failure to furnish any services or utilities when the failure is the result of any accident or other cause beyond Landlord’s reasonable control, nor shall Landlord be liable for damages resulting from power surges or any breakdown in telecommunications facilities or services. Except as otherwise provided herein, Landlord’s temporary inability to furnish any services or utilities shall not entitle Tenant to any damages, relieve Tenant of the obligation to pay rent or constitute a constructive or other eviction of Tenant, except that Landlord shall diligently attempt to restore the service or utility promptly. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the provision of services and utilities, and shall cooperate with all reasonable conservation practices established by Landlord. Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord.

Notwithstanding the foregoing, if as a result of the direct actions of Landlord, its employees, contractors or authorized agents, for more than three (3) consecutive business days following written notice to Landlord there is no elevator, HVAC or electricity services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant’s Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of such an interruption of services, and shall not apply in case of the actions of parties other than Landlord, its employees, contractors or authorized agents, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 11 of this Lease).

6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate and maintain all Common Areas within the Building and the Project in a manner Landlord may reasonably determine to be appropriate, but consistent with Landlord’s operation and maintenance of its other properties in the Project and other Class A office properties in West Los Angeles market owned by Landlord. The term “Common Areas” shall mean all areas within the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas and improvements provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms, entrances and lobbies, elevators, and restrooms not located within the premises of any tenant. Subject to the express provisions of this Lease (including, without limitation Articles 11 and 12 hereof), Tenant shall have access to the Premises, the Common Areas and the Building twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

6.3. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations described in Article 17 below and any other reasonable and non-discriminatory rules and regulations as are prescribed from time to time by Landlord. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as otherwise provided in this Lease or in Landlord’s rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose. Landlord’s temporary closure of any portion of the Common Areas for such purposes shall not deprive Tenant of reasonable access to the Premises.

6.4. PARKING. Parking shall be provided in accordance with the provisions set forth in Exhibit F to this Lease.

6.5. CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project or to the attendant fixtures, equipment and Common Areas. No change shall entitle Tenant to any abatement of rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises, the Building or the Common Areas for their uses permitted hereunder. No change by Landlord to the Common Areas shall: (i) materially impair access to and from the Premises from the parking areas, (ii) reduce the number or size of parking spaces allocated to Tenant pursuant to Item 11 of the Basic Lease Provisions, or (iii) materially increase Tenant’s financial obligations under this Lease.

6.6. EQUIPMENT LEASING AND FINANCING. Notwithstanding any provision of this Lease to the contrary, Tenant may enter into leases for, and/or grant security interests in, Tenant’s personal property and non-affixed trade fixtures in the Premises pursuant to commercially reasonable leases and/or security agreements, and Landlord shall (i) reasonably subordinate any Landlord lien rights it may have in and to such items to the interest of the lessors and lenders therein and, in the case of non-affixed trade fixtures (but not Tenant Improvements), waive any claim that the same are part of the Premises, and (ii) permit the lessors and lenders under any such leases and security agreements to remove the leased or encumbered property upon default by Tenant under such leases and security agreements, so long as (a) such removal work is performed on or prior to the expiration of this Lease, or within ten (10) days following an early termination of this Lease, or in the case of any lessors or lenders which have entered into a written agreement with Landlord, ten (10) days following written notice to such lessors or lenders of an early termination of this Lease (provided that the lessors and/or lenders agree to and shall pay to Landlord the rent which would otherwise have been payable by Tenant under this Lease, had this Lease not been so terminated, during the period following any such early termination utilized by such parties for such removal), (b) each such party repairs any damage to the Premises caused by such removal, (c) any such parties’ right to enter the Premises shall be solely for the purpose of removing Tenant’s personal property and no such party shall have any possessory right or interest whatsoever in the Premises or any portion thereof, and (d) each such lessor and/or lender provides a certificate of insurance reasonably acceptable to Landlord and agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from such party’s entry onto the Premises.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1. TENANT’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12 and except as otherwise set forth in this Lease, Tenant at its sole expense shall make all repairs necessary to keep the interior non-structural portions of the Premises and all improvements and fixtures therein in the condition as existed on the Commencement Date (or on any later date that the applicable improvements may have been installed), excepting ordinary wear and tear and casualty damage and destruction. Notwithstanding Section 7.2 below, Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below, together with any supplemental HVAC equipment servicing only the Premises. All repairs and other work performed by Tenant or its contractors shall be subject to the terms of Sections 7.3 and 7.4 below. Alternatively, should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all actual, reasonable, out-of-pocket costs incurred (including the standard supervision fee, not to exceed five percent (5%) of the cost of any work) within thirty (30) days after its receipt of an invoice therefor.

7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Section 7.1 and Article 10, Landlord shall service, operate, maintain, and repair all of the exterior areas located on the Project including the Common Areas, the Common Areas contained in the Building, the roof, foundations (and other structural portions of the Building), footings, floor and ceiling slabs, the exterior surfaces of the exterior walls of the Building (including exterior glass), curtain wall, mullions, window seals, columns, beams, shafts, stairs, stairwells, pavement, sidewalk, curbs, entryways, landscaping, men’s and women’s washrooms located in the Common Areas, and the structural systems serving the Building and the base building, electrical, plumbing, life safety sprinkler operations, any air conditioning, ventilating or heating (“HVAC”) equipment which serves the Premises (exclusive, however, of supplemental HVAC equipment serving only the Premises), and mechanical systems (including elevators, if any, serving the Building). All such service maintenance and repair obligations of Landlord shall be performed in a manner consistent with Landlord’s standing practices for similar buildings in the immediate vicinity of the Building. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section 7.2 shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Except as provided in Sections 11.1 and 12.1 or Section 6.1 above, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect. All costs of any maintenance, repairs and replacements on the part of Landlord provided in this Section 7.2, other than the cost of repairs or replacements to the structural components of the roof, load-bearing walls, and the foundations and footings of the Building and all other structural elements of the Building which shall be Landlord’s sole cost or other costs excluded from Operating Expenses pursuant to Exhibit B, shall be considered part of Operating Expenses.

7.3. ALTERATIONS. Except as otherwise provided in this Section, Tenant shall make no alterations, additions or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord; provided, however, Tenant may make cosmetic alterations to the Premises not requiring a permit without the Landlord’s consent. To the extent required, Landlord’s consent shall not be unreasonably withheld as long as the proposed Alterations do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only building standard materials (“Standard Improvements”). Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable provided that Landlord shall not require Alterations that cost less than Three Hundred Thousand Dollars ($300,000.00) be covered by a lien and completion bond satisfactory to Landlord in its reasonable discretion. Without limiting the generality of the foregoing, Tenant shall use Landlord’s designated mechanical and electrical contractors (“MEPs”) for all Alterations work affecting the mechanical or electrical systems of the Building so long as the MEPs are reasonably available when needed by Tenant and the cost of Landlord’s MEPs is reasonable when considering their reputation, quality and expertise. Should Tenant perform any work that would necessitate any ancillary Building modification or other expenditure by Landlord, then Tenant shall, within thirty (30) days of Tenant’s receipt of a written invoice therefor, fund the cost thereof to Landlord. Tenant shall obtain all required permits for the work and shall perform the work in compliance with all applicable laws, regulations and ordinances, and Landlord shall be entitled to a supervision fee in the amount of three percent (3%) of the cost of the work either requiring a permit from the City of Los Angeles or affecting any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building. Any request for Landlord’s consent shall be made in writing and, to the extent appropriate, shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the actual, reasonable, out-of-pocket cost of that review shall be reimbursed by Tenant within thirty (30) days of Tenant’s receipt of a written invoice therefor. Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord’s consent to the alteration or improvement, require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any Alterations (including without limitation all telephone and data cabling) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”). Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the subject Alterations are Required Removables. In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted. Notwithstanding the foregoing, Tenant shall not be required to remove at the end of the Lease Term any initial Tenant Improvements (as defined in Exhibit X) that are Building standard in Landlord’s sole discretion, except voice and/or data transmission cabling installed by or for Tenant.

7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly (but in no event later than ten (10) business days following such request) cause any such lien to be released by posting a bond in accordance with California Civil Code Section 8424 or any successor statute. In the event that Tenant shall not, within 30 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, and any other damages incurred by Landlord arising out of such lien, shall be reimbursed by Tenant within thirty (30) days after written demand, together with interest from the date of payment by Landlord at the Interest Rate (as hereinafter defined) until paid. Tenant shall give Landlord no less than fifteen (15) days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times, during reasonable business hours, upon at least forty-eight (48) hours written or oral notice to Tenant’s office manager (except in emergencies and providing janitorial services, when no notice shall be required), have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to protect the interests of Landlord in the Premises, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final nine (9) months of the Term or when a Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. In exercising its right of entry pursuant to this Section 7.5, Landlord shall use its commercially reasonable efforts to not unreasonably interfere with Tenant’s use of, access to, or operation of its business within the Premises, Building, and Common Areas, and shall perform such work as expeditiously as reasonably possible. With respect to any work to be performed by Landlord within the Premises other than emergency work, daily janitorial or work requested by Tenant: (i) Landlord shall, to the extent reasonably practical, and subject to Tenant’s cooperating with respect to scheduling of such work, use its reasonable efforts to schedule such work with Tenant and cause such work to be performed during hours other than reasonable business hours, and (ii) Tenant shall have the right to postpone Landlord’s performance of such work for up to five (5) business days; provided that Tenant shall in all events be responsible for any increased costs occasioned by the foregoing scheduling and/or postponement of such work by Landlord. Landlord shall at all times have and retain a key which unlocks all of the doors in the Premises, excluding Tenant’s vaults, safes, and other secure areas, and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises. Landlord acknowledges and understands that certain operations of Tenant within the Premises may involve the use of confidential information or have sensitive equipment (such as the server room), and that such areas within the Premises may be designated by Tenant as secure areas. In recognition of such needs by Tenant, Landlord shall provide Tenant an opportunity to have an employee of Tenant accompany Landlord during any entry into the Premises by Landlord unless an employee of Tenant is not available to do so, and that in entering into any areas within the Premises which Tenant has designated to Landlord as secured areas, Landlord shall be accompanied, in any event, by an employee of Tenant, except in the case of an emergency.

ARTICLE 8. INTENTIONALLY OMITTED

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. RIGHTS OF PARTIES.

(a) Notwithstanding any provision of this Lease to the contrary, and except as to transfers expressly permitted without Landlord’s consent pursuant to Section 9.1(e), Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant (each, a “Transfer”), without Landlord’s prior written consent, which consent shall be granted or withheld within the time period set forth in Section 9.1(b), below, and shall not unreasonably be withheld in accordance with the provisions of Section 9.1(b). For purposes of this Lease, references to any subletting, sublease or variation thereof shall be deemed to apply not only to a sublease effected directly by Tenant, but also to a sub-subletting or an assignment of subtenancy by a subtenant at any level. Except as otherwise specifically provided in this Article 9, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, such a Transfer shall be void and of no force and effect and any such attempted assignment, subletting or other transfer shall constitute a Default under this Lease following the cure period set forth in Section 14.1(b).

(b) If Tenant desires to assign, sublease or otherwise transfer an interest in this Lease or the Premises, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed assignee, subtenant or transferee; (ii) the nature of any proposed assignee’s, subtenant’s or transferee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed assignment, sublease or other transfer, including a copy of the proposed assignment, sublease or transfer form; (iv) evidence that the proposed assignee, subtenant or transferee will comply with the requirements of Exhibit D hereto; (v) any other information reasonably requested by Landlord and reasonably related to the transfer and (vi) the fee described in Section 9.1(c). Landlord shall not unreasonably withhold its consent, provided that the parties agree that it shall be reasonable for Landlord to withhold its consent if: (1) the use of the Premises will not be consistent with the provisions of this Lease or with Landlord’s commitment to other tenants of the Building and Project; (2) insurance requirements of the proposed assignee or subtenant may not be brought into conformity with Landlord’s then current commercially reasonable leasing practice; (3) the proposed assignee, subtenant or transferee has not demonstrated to the reasonable satisfaction of Landlord that it is financially responsible, in light of the obligations to be incurred under such sublease or, in the case of an assignment, in light of the obligations remaining during the remainder of the Term, or has failed to submit to Landlord all reasonable information as requested by Landlord concerning the proposed assignee, subtenant or transferee, including, but not limited to, a reasonably current balance sheet of the proposed assignee, subtenant or transferee, statements of income or profit and loss of the proposed assignee, subtenant or transferee certified by its chief financial officer or independent accountant for the two-year period preceding the request for Landlord’s consent, and/or a certification signed by the proposed assignee, subtenant or transferee that it has not been evicted from or been in arrears in rent at any other leased premises for the three (3) year period preceding the request for Landlord’s consent; (4) the proposed assignee, subtenant or transferee is an existing tenant of the Building or Project, except that Landlord will not enforce this restriction if it does not have sufficient available space to accommodate the proposed transferee or a prospect with whom Landlord is actively negotiating within the preceding six (6) months as evidenced by written documentation or correspondence; (5) the proposed transferee is an SDN (as defined below); or (6) the proposed assignment, sublease or transfer will impose additional burdens or adverse tax effects on Landlord. If Landlord consents to the proposed transfer, Tenant may within one hundred eighty (180) days after the date of the consent effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1. Landlord shall approve or disapprove any requested transfer within fifteen (15) business days following delivery of Tenant’s written request, the information set forth above, and the fee set forth below.

(c) Tenant shall pay to Landlord a fee equal to the greater of (i) Landlord’s actual, reasonable, out-of-pocket costs related to such assignment, subletting or other transfer or (ii) Five Hundred Dollars ($500.00), to process any request by Tenant for an assignment, subletting or other transfer under this Lease but not to exceed five thousand dollars ($5,000.00). Tenant shall pay Landlord the sum of Five Hundred Dollars ($500.00) concurrently with Tenant’s request for consent to any assignment, subletting or other transfer, and Landlord shall have no obligation to consider such request unless accompanied by such payment. Tenant shall pay Landlord within thirty (30) days after demand any costs in excess of such payment to the extent Landlord’s costs related to such request exceeds Five Hundred Dollars

($500.00 but not to exceed five thousand dollars ($5,000.00)). Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for its costs of review and evaluation of a proposed transfer.

(d) In the event that Landlord approves the requested assignment, subletting or other transfer, Landlord shall be entitled to receive fifty percent (50%) (the “Transfer Premium”) of any amounts paid by the assignee or subtenant, however described, in excess of the sum of (i) the Rent payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Rent reasonably allocable to such portion, plus (ii) Tenant’s direct out-of-pocket costs which Tenant certifies to Landlord have been paid to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords and/or sublandlords of similar space, (iii) any improvement allowance or other economic concessions (space planning allowance, moving expenses, and similar concessions) paid by Tenant to the transferee, (iv) brokerage commissions incurred by Tenant in connection with the transfer, (v) reasonable attorney’s and Landlord transfer fees incurred by Tenant in connection with the transfer, (vi) any costs to buy-out or take over the prior lease of a transferee at other premises, and (vii) direct out of pocket costs of advertising for sublease or assignment which is the subject of the transfer. The portion of the Transfer Premium shall be payable to Landlord only after Tenant has recovered all of the foregoing costs from the amounts paid by the assignee or subtenant to Tenant, and the foregoing costs (other than the costs outlined in clause (i)) shall not be required to be amortized over the then remaining Term of this Lease or any shorter term of any sublease of the Premises or portion thereof. Notwithstanding the foregoing, Landlord shall not be entitled to any Transfer Premium in connection with the sale of Tenant’s shares or Tenant’s business or the fair market value of assets, fixtures, inventory, equipment, or furniture (other than this Lease and leasehold improvements) transferred to or for services rendered by Tenant to such transferee in connection with such transfer. The amounts due Landlord under this Section 9.1(d), shall be payable by Tenant within ten (10) business days of Tenant’s receipt thereof. Landlord shall have the right to review or audit the books and records of Tenant, or have such books and records reviewed or audited by an outside accountant, to confirm any such direct out-of-pocket costs. In the event that such direct out-of-pocket costs claimed by Tenant are overstated by more than five percent (5%), Tenant shall reimburse Landlord for any of Landlord’s costs related to such review or audit. At Landlord’s request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this Section 9.1(d).

(e) The sale of all or substantially all of the assets of Tenant (other than bulk sales in the ordinary course of business), the merger or consolidation of Tenant, the sale of Tenant’s capital stock (other than on a publicly traded exchange), or any other direct or indirect change of control of Tenant, including, without limitation, change of control of Tenant’s parent company or a merger by Tenant or its parent company, shall be deemed a Transfer within the meaning and provisions of this Article. Notwithstanding the foregoing: (A) Landlord’s consent shall not be required for the subletting of all or any portion of the Premises to any entity controlling, under common control with, or controlled by Tenant (an “Affiliate”), and (B) Landlord’s consent shall not be required for the assignment of this Lease to an Affiliate, or as a result of a sale of all or substantially all of Tenant’s or an Affiliate’s assets, the sale of the capital stock of Tenant, or as the result of a merger by Tenant or a Tenant Affiliate with or into another entity or a reorganization of Tenant or an Affiliate (a “Permitted Transfer”), so long as (i) the net worth of the successor or reorganized entity after such merger is at least equal to Twenty Million Dollars ($20,000,000.00), evidence of which, reasonably satisfactory to Landlord, shall be presented to Landlord prior to or within ten (10) days following such merger or reorganization or within ten (10) days following such Permitted Transfer, (ii) Tenant shall provide to Landlord, prior to such merger or reorganization or within ten (10) days following such Permitted Transfer, written notice of such merger or reorganization and such assignment documentation and other information as Landlord may require in connection therewith, and (iii) all of the terms and requirements of Sections 9.2 and 9.3 shall apply with respect to such assignment (but not of Section 9.1). No sublease or assignment permitted without Landlord’s consent pursuant to this Section 9.1(e) shall be subject to the provisions of Sections 9.1(c) or (d).

9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant, or any successor-in-interest to Tenant hereunder, of its obligation to pay rent and to perform all its other obligations under this Lease. Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. Such joint and several liability shall not be discharged or impaired by any subsequent modification or extension of this Lease. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

9.3. SUBLEASE REQUIREMENTS. Any sublease, license, concession or other occupancy agreement entered into by Tenant shall be subordinate and subject to the provisions of this Lease, and if this Lease is terminated during the term of any such agreement, Landlord shall have the right to: (i) treat such agreement as cancelled and repossess the subject space by any lawful means, or (ii) require that such transferee attorn to and recognize Landlord as its landlord (or licensor, as applicable) under such agreement. Landlord shall not, by reason of such attornment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. If Tenant is in Default (hereinafter defined), Landlord is irrevocably authorized to direct any transferee under any such agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. No collection or acceptance of rent by Landlord from any transferee shall be deemed a waiver of any provision of Article 9 of this Lease, an approval of any transferee, or a release of Tenant from any obligation under this Lease, whenever accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

ARTICLE 10. INSURANCE AND INDEMNITY

10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2. LANDLORD’S INSURANCE. Landlord shall provide the following types of insurance, with or without deductible and in amounts and coverages as may be determined by Landlord in its discretion: fire and extended coverage insurance for the Building and the Project (including all structural elements of the Building and the primary systems serving the Building), covering the full replacement cost of the Building and Project. In addition, Landlord may, at its election, obtain insurance coverages for such other risks as Landlord or its Mortgagees may from time to time deem appropriate, including earthquake and commercial general liability coverage. Landlord shall not be required to carry insurance of any kind on any tenant improvements or Alterations in the Premises installed by Tenant or its contractors or otherwise removable by Tenant (collectively, “Tenant Installations”), or on any trade fixtures, furnishings, equipment, interior plate glass, signs or items of personal property in the Premises, and Landlord shall not be obligated to repair or replace any of the foregoing items should damage occur. All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.

10.3. INDEMNITY.

(a) To the fullest extent permitted by law, but subject to Section 10.5 below, Tenant shall defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.3 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against any liability or expense to the extent it is ultimately determined that the same was caused by the negligence or willful misconduct of Landlord, its agents, invitees, contractors or employees; provided, further, Tenant shall not be liable for any such injury or damage, and Landlord shall reimburse Tenant for the reasonable attorneys’ fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord.

(b) To the fullest extent permitted by law, but subject to the express limitations on liability contained in this Lease (including, without limitation, the provisions of Sections 10.4, 10.5 and 14.8 of this Lease), Landlord shall defend, indemnify, protect, save and hold harmless Tenant, its agents and any and all affiliates of Tenant, including without limitation, any corporations, or other entities controlling, controlled by or under common control with Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from the negligence or willful misconduct of Landlord, its employees, contractors or authorized agents (“Landlord Parties”) in connection with the operation, maintenance or repair of the Building and/or Common Areas of the Project. The provisions of this subsection 10.3(b) shall expressly survive the expiration or sooner termination of this Lease.

(c) Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease. Notwithstanding the foregoing, for purposes of this Lease, consequential damages shall not be deemed to include property damage or personal injury damages, nor any recovery by Landlord of the damages described in Section 14.2(a) of this Lease.

10.4. LANDLORD’S NONLIABILITY. Subject to the express indemnity obligations contained in Section 10.3(b) of this Lease, but regardless of the negligence of Landlord, its agents or affiliates, Landlord, its agents, and any and all affiliates of Landlord, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Should Tenant elect to receive any service from a concessionaire, licensee or third party tenant of Landlord, Tenant shall not seek recourse against Landlord for any breach or liability of that service provider.

10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other’s agents on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss or damage under any property insurance policies carried or required to be carried by or self-insured pursuant to the provisions of this Lease; provided, however, that the foregoing waiver shall not apply to the extent of Tenant’s obligations to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies contemplated by this Lease, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10 or has elected to self-insure such obligations, then, in addition to any remedies the other party may have under this Lease, such failure or election shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party either so failed to carry or elected to self-insure, respectively, with full waiver of subrogation with respect thereto.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1. RESTORATION.

(a) If the Premises or the Building or a part thereof are materially damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged, there is less than 1 year of the Term remaining on the date of the casualty and Landlord reasonably determines that it would require more than sixty (60) days to repair, provided that Tenant may elect in such case, to cause this Lease to remain in effect by exercising any remaining option, if any, of Tenant to extend the Term of this Lease by written notice to Landlord within fifteen (15) days after delivery of Landlord’s election to terminate; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance, plus such additional amounts Tenant elects, at its option, to contribute, excluding however the deductible. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

(b) As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) as to (i) whether Landlord is terminating this Lease as a result of such material damage, or (ii) if Landlord is not terminating this Lease, the number of days within which Landlord estimates that the Premises, with reasonable diligence, are likely to be fully repaired. In the event Landlord elects to terminate this Lease, this Lease shall terminate as of the date specified for termination by Landlord’s Notice (which termination date shall in no event be later than sixty (60) days following the date of the damage, or, if no such date is specified, such termination shall be the date of Landlord’s Notice). If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice. Tenant may also elect to terminate this Lease by written notice to Landlord if the casualty has occurred within the final twelve (12) months of the Term and such material damage has a materially adverse impact on Tenant’s continued use of the Premises.

(c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to this Section 11.1 as a result of material damage to the Building or Premises resulting from a casualty, Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Landlord’s repair of material damage shall be at Landlord’s sole cost and expense except for any insurance deductible. Landlord shall have the right, but not the obligation, to repair or replace any other leasehold improvements made by Tenant or any Alterations (as defined in Section 7.3) constructed by Tenant as part of Landlord’s repair of material damage, in which case Tenant shall make available to Landlord upon demand insurance proceeds from insurance required to be maintained by Tenant to the extent required by Landlord for such work. If Landlord elects to repair or replace such leasehold improvements and/or Alterations, all insurance proceeds available for such repair or replacement shall be made available to Landlord to the extent required by Landlord for such work. Landlord shall have no liability to Tenant in the event that the Premises or the Building has not been fully repaired within the time period specified by Landlord in the Casualty Notice to Tenant as described in Section 11.1(a). Notwithstanding the provisions of this Article 11, the repair of damage to the Premises to the extent such damage is not material shall be governed by Sections 7.1 and 7.2.

Notwithstanding anything to the contrary contained in this Section 11.1(c), if for any reasons other than delays caused by Tenant, or other matters beyond Landlord’s reasonable control (not to exceed ninety (90) days), the Premises and/or the Building have not been substantially repaired within thirty (30) days following the time period specified in the Casualty Notice to Tenant as described in Section 11.1(a), then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual date of the substantial completion of the repair of the Premises or the Building, elect to terminate this Lease effective thirty (30) days from and after the date of such notice; provided that if Landlord shall substantially complete such repairs on or before the effective date of such termination, then Tenant’s election to terminate this Lease shall thereupon be cancelled and of no further force or effect. Notwithstanding the foregoing, if at any time during the construction period, Landlord reasonably determines that the substantial completion of said repairs will be delayed beyond the time period specified in the Casualty Notice (for reasons other than Tenant-caused delays and/or force majeure delays), then Landlord may notify Tenant in writing of such determination and of a new outside date for completion of such repairs, and Tenant must elect within ten (10) business days of delivery of such notice to either terminate this Lease or waive its right to terminate this Lease, provided such repairs are substantially completed within thirty (30) days following the new outside date established by Landlord in such notice to Tenant. Tenant’s failure to elect to terminate this Lease within such ten (10) business day period shall be deemed Tenant’s waiver of its right to terminate this Lease as provided in this paragraph as to the previous outside date, but not as to the new outside date established by said notice.

(d) Commencing on the date of such material damage to the Building, and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises; provided, that, if the Premises is damaged such that the remainder of the Premises is not reasonably usable by Tenant for the conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of rent during the time and to the extent the Premises are unfit for occupancy for Tenant’s permitted use, and not occupied by Tenant as a result of the subject damage.

(e) Landlord shall not be required to repair or replace any personal property or fixtures that Tenant is obligated to repair or replace pursuant to Section 7.1 or any other provision of this Lease and Tenant shall continue to be obligated to so repair or replace any such personal property or fixtures, notwithstanding any provisions to the contrary in this Article 11.

(f) Tenant shall fully cooperate with Landlord in removing Tenant’s personal property and any debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord reasonably and in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant’s rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require.

11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Basic Rent and Tenant’s Share of Operating Expenses shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord and the right to receive compensation or proceeds in connection with a Taking are expressly waived by Tenant; provided, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1. SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefiting Tenant. Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any mortgage. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed-in-lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, except as to any continuing non-monetary default, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, except as to any continuing non-monetary default, and shall not be liable for the return of the security deposit to the extent it is not actually received by such purchaser or bound by any rent paid for more than the current month in which the foreclosure occurred. Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

Notwithstanding the foregoing in this Section to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a commercially reasonable non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure defaults of the Landlord and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of Mortgagee or any successor-in-interest; (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), except as to any continuing non-monetary default, (ii) the breach of any warranties or obligations relating to construction of improvements on the Building or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any Security Deposit, except to the extent such deposits have been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), except as to any continuing non-monetary default.

13.2. ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) business days following written request from Landlord, execute, acknowledge and deliver to Landlord, in any form that Landlord may reasonably require, a statement in writing in favor of Landlord and/or any prospective purchaser or encumbrancer of the Building (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s actual knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord or any prospective purchaser or encumbrancer may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project.

ARTICLE 14. DEFAULTS AND REMEDIES

14.1. TENANT’S DEFAULTS. The occurrence of any one or more of the following events (following the expiration of any cure period set forth below, if any is provided) shall constitute a “Default” by Tenant:

(a) The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of five (5) business days after written notice from Landlord to Tenant. The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease

(b) The assignment, sublease, encumbrance or other Transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord when consent is required by this Lease that is not terminated or rescinded within fifteen (15) days following written notice from Landlord.

(c) The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

(d) Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant. However, if the nature of the failure is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant commences the cure within 30 days, and thereafter diligently pursues the cure to completion.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of

Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2. LANDLORD’S REMEDIES.

(a) Upon the occurrence of any Default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property in accordance with applicable laws. Landlord shall also be entitled to recover from Tenant:

(1) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys’ fees, and any other reasonable costs; and

(5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the 24 month period immediately prior to Default, except that if it becomes necessary to compute such rental before the 24 month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of 10% per annum (the “Interest Rate”). As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(ii) Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a Default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any successor statute, in the event this Lease is terminated by reason of any Default by Tenant. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

14.3. LATE PAYMENTS. Any payment due to Landlord under this Lease, including without limitation Basic Rent, Tenant’s Share of Operating Expenses or any other payments due to Landlord under this Lease whether or not designated as additional rent hereunder, that is not received by Landlord within five (5) business days following the date due shall bear interest at the Interest Rate from the date due until fully paid. The payment of interest shall not cure any breach or Event of Default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of Basic Rent and Tenant’s Share of Operating Expenses will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any Basic Rent or Tenant’s Share of Operating Expenses due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days following the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge, which the Tenant agrees is reasonable, in a sum equal to the greater of five percent (5%) of the amount overdue or One Hundred Dollars ($100.00) for each delinquent payment; provided that Landlord shall waive the payment of said late charge for the initial delinquent payment of Basic Rent or Operating Expenses by Tenant during any twelve (12) month period during the Lease Term. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s breach or Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off, except as otherwise expressly provided in this Lease. If Tenant fails to pay any sum of money, other than rent payable to Landlord, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, following the continuation of and failure for a period of five (5) days following notice to Tenant, at its election make the payment or perform the other act on Tenant’s part and Tenant hereby grants Landlord the right to enter onto the Premises in accordance with the provisions of Section 7.5, in order to carry out such performance. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts nor shall Landlord be responsible to Tenant for any damage caused to Tenant as the result of such performance by Landlord. Tenant shall, within thirty (30) days following demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the Interest Rate from the date of the payment by Landlord.

14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease, and Tenant shall have no rights to take any action against Landlord, unless and until (i) in the event the failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of notice from Tenant that the same was not paid when due or (ii) Landlord has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. In the event of Landlord’s default under this Lease, Tenant’s sole remedies shall be to seek damages or specific performance from Landlord, provided that any damages shall be limited to Tenant’s actual out-of-pocket expenses and shall in no event include any consequential damages, lost profits or opportunity costs.

14.6. EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.7. WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a) LANDLORD AND TENANT EACH ACKNOWLEDGE THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b) IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 14.7(a) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PROVISIONS OF THIS SECTION 14.7(b) SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER, WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, AND WITH RESPECT TO THE DETERMINATION OF FAIR MARKET RENTAL TO BE

DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 1 OF EXHIBIT G OF THIS LEASE, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE (WITHOUT A JURY) UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 – 645.1, INCLUSIVE AND RULE 244.1 OF THE CALIFORNIA RULES OF COURT (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT ANY AND ALL COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDINGS SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 14.6 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) BUSINESS DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 14.7(b), THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) BUSINESS DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS, AND THE FEES AND EXPENSES OF THE REFEREE, IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 14.7(b). TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

14.8 SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent, insurance proceeds, condemnation awards or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Project, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term) without the prior written consent of Landlord, such possession shall constitute a tenancy at sufferance only and a Default by Tenant; such holding over with the prior written consent of

Landlord shall constitute a month-to-month tenancy commencing on the 1st day following the termination of this Lease and terminating 30 days following delivery of written notice of termination by either Landlord or Tenant to the other. In either of such events, possession shall be subject to all of the terms of this Lease, except that during the first sixty (60) days of such holdover, the monthly rental shall be one hundred fifty percent (150%) of Basic Rent for the month immediately preceding the date of termination and, thereafter, the monthly rental shall be 200% of the Basic Rent for the month immediately preceding the date of termination, subject to Landlord’s right to modify same upon 30 days notice to Tenant. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Subject to the provisions of Section 7.3 of this Lease and of the Work Letter, if any, attached hereto, upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear, damage and destruction condemnation and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease. All of Tenant’s personal property, furniture (whether bolted or otherwise), furnishings, business machines, and equipment and trade fixtures (whether or not affixed to the Premises), signs, communications equipment, movable partitions, security equipment, networking equipment and viewing screens, A/V and video equipment, built-in television sets or projection screens, telecommunications equipment (including all telephone and data cabling), seating, projectors or other items bolted in place, free-standing cabinet work, computer systems, furnishings, uninterruptible power supply equipment, owned by Tenant and installed or placed by Tenant in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Term of the Lease, provided that Tenant repairs any damage to the Premises as a result of the removal of same. If Tenant shall fail to comply with the provisions of this Section, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant within thirty (30) days of its receipt of a written invoice therefor. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a commercially reasonable instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, except as otherwise expressly provided herein, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within thirty (30) days after demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service, or by any courier or “overnight” express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and/or Common Areas. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease or any other act or conduct by any other tenant. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall constitute a breach under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling. Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that the Rules and Regulations shall not be enforced on a discriminatory basis against Tenant, nor modified or enforced by Landlord in a manner that would unreasonably interfere with Tenant’s use of or access to the Premises, the Building, the Project, or the parking areas in accordance with Tenant’s rights under this Lease.

ARTICLE 18. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. It is understood that Landlord’s Broker represents only Landlord in this transaction and Tenant’s Broker (if any) represents only Tenant. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed by the indemnifying party in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, and the assumption of Landlord’s obligations under this Lease by the transferee occurring after the date of such transfer (other than in the case of a foreclosure, termination of a ground or underlying lease, or transfer in bankruptcy, in which cases no such assumption shall be required), the transferor shall be automatically relieved of all further obligations on the part of Landlord occurring after the date of such transfer, and the transferor shall be relieved of any obligation to pay any funds in which Tenant has an interest to the extent that such funds have been turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law. No Mortgagee to which this Lease is or may be subordinate shall be responsible in connection with the Security Deposit unless the Mortgagee actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to obligations arising during their respective successive periods of ownership.

ARTICLE 20. INTERPRETATION

20.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular , and words used in neuter, masculine or feminine genders shall include the others.

20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.4. SUCCESSORS. Subject to Sections 13.1 and 22.3 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section 20.4 is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.6. CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California without regard to choice of law principles. Subject to the terms of Section 14.7(b), should any litigation be commenced between the parties in connection with this Lease, such action shall be prosecuted in the applicable Superior Court in the county in which the Building is located.

20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.8. WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach by Tenant or Landlord of this Lease shall be deemed to have been waived by the other unless the waiver is in a writing signed by the waiving party.

20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 20.9 shall not operate to excuse Tenant from the prompt payment of Rent.

20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Each party waives its rights to rely on any representations or promises made by the other party or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

20.11. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed without all applicable notice and cure periods, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

20.13. INTERPRETATION. This Lease shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Lease.

ARTICLE 21. EXECUTION AND RECORDING

21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

21.2. CORPORATE, LIMITED LIABILITY COMPANY AND PARTNERSHIP AUTHORITY. If Tenant is a corporation, limited liability company or partnership, Tenant hereby represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of its board of directors’ resolution, operating agreement or partnership agreement or certificate authorizing or evidencing the execution of this Lease.

21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

21.4. RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

21.5. AMENDMENTS. No amendment or mutual termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

21.6. EXECUTED COPY. Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.

21.7. ATTACHMENTS. All exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

ARTICLE 22. MISCELLANEOUS

22.1. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant agrees that it, and its partners, members, shareholders, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose, by public filings or otherwise, the terms and conditions of this Lease (“Confidential Information”) to any third party, either directly or indirectly, without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. The foregoing restriction shall not apply if either: (i) Tenant is required to disclose the Confidential Information in response to a subpoena or other regulatory, administrative or court order, (ii) independent legal counsel to Tenant delivers a written opinion to Landlord that Tenant is required to disclose the Confidential Information to, or file a copy of this Lease with, any governmental agency or any stock exchange; provided however, that in such event, Tenant shall, before making any such disclosure (A) provide

Landlord with prompt written notice of such required disclosure, (B) at Tenant’s sole cost, take all reasonable legally available steps to resist or narrow such requirement, including without limitation preparing and filing a request for confidential treatment of the Confidential Information and (C) if disclosure of the Confidential Information is required by subpoena or other regulatory, administrative or court order, Tenant shall provide Landlord with as much advance notice of the possibility of such disclosure as practical so that Landlord may attempt to stop such disclosure or obtain an order concerning such disclosure. The form and content of a request by Tenant for confidential treatment of the Confidential Information shall be provided to Landlord at least five (5) business days before its submission to the applicable governmental agency or stock exchange and is subject to the prior written approval of Landlord. In addition, Tenant may disclose the terms of this Lease to prospective assignees of this Lease and prospective subtenants under this Lease with whom Tenant is actively negotiating such an assignment or sublease. Notwithstanding the foregoing or anything to the contrary herein, Landlord acknowledges and agrees that Tenant shall be permitted to file a copy of this Lease (and any amendments or modifications thereto) in connection with its filings with the Securities and Exchange Commission.

22.2. TENANT’S FINANCIAL STATEMENTS. The application, financial statements and tax returns, if any, submitted and certified to by Tenant as an accurate representation of its financial condition have been prepared, certified and submitted to Landlord as an inducement and consideration to Landlord to enter into this Lease. Tenant shall during the Term furnish Landlord with current annual financial statements accurately reflecting Tenant’s financial condition (or the financial condition of Tenant’s parent to the extent financials for Tenant are prepared on a consolidated basis) upon written request from Landlord within 10 business days following Landlord’s request (but not more frequently than twice in any calendar year during the Term); provided, however, that so long as Tenant is a publicly traded corporation on a nationally recognized stock exchange, the foregoing obligation to deliver the statements shall be waived. If delivered to Landlord marked or otherwise designated as “confidential,” Landlord agrees that it will keep the financial statements confidential, except that Landlord shall have the right to deliver the same to any proposed purchaser of the Building or Project which agrees to maintain such confidentiality, and to any encumbrancer or proposed encumbrancer of all or any portion of the Building or Project which agrees to maintain such confidentiality.

22.3. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder (other than abatement rights set forth herein) or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant in writing, and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord (which shall in no event be less than 60 days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued. Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage (and Landlord hereby consents to such payment, notwithstanding that Landlord may later provide contrary instructions).

22.4. SDN LIST. Tenant hereby represents and warrants that neither Tenant nor, to Tenant’s actual knowledge, any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

22.5. STANDARD OF CONSENT. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building structure or the Building systems, or which could adversely affect the exterior appearance of the Building, or (iii) matters covered by Sections 14.1 and 14.2 of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

22.6. LANDLORD CONFIDENTIALITY. Landlord agrees to keep any non-public information learned or discovered about Tenant, its operations, its employees and/or its customers confidential following the receipt of written notice from Tenant that Tenant is required to keep such information confidential in order to comply with any applicable law, statute, code, ordinance or regulation; provided, however, with respect to Landlord’s employees, agents and/or contractors, Landlord shall only be required to use commercially reasonable efforts to advise such parties of the foregoing confidentiality requirements.

[signature block follows]

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC, a Delaware limited liability company		Spark Networks USA, LLC, a Delaware limited liability company

By	/s/ Steven M. Case	By	/s/ Greg Liberman

Steven M. Case
Executive Vice President	Printed Name	Greg Liberman

Office Properties
		Title	CEO / President

By	/s/ Betty Casties
Betty Casties
Vice President, Operations Office Properties

11150 Santa Monica Boulevard

Suite 600

EXHIBIT A

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EXHIBIT B

OPERATING EXPENSES AND TAXES

(Base Year)

(a) Commencing 12 months following the Commencement Date, Tenant shall pay Landlord, as additional rent, for Tenant’s Share of the amount, if any, by which “Project Costs” (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which “Property Taxes” (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base. Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord. “Tenant’s Share” shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of the Premises and the denominator of which is the total rentable square footage, as reasonably and equitably in good faith determined from time to time by Landlord, of (i) the Floor Area of the Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time pursuant to Section 6.4 of the Lease, in which event the total rentable square footage within the Building and/or Project may be adjusted. For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as “Operating Expenses.”

(b) Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof reflecting estimated Project Costs (detailed by major categories) and Property Taxes for the Expense Recovery Period. Commencing 12 months following the Commencement Date, Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay cost reimbursements at the rates established for the prior Expense Recovery Period, if any; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date occurring at least thirty (30) days following Landlord’s delivery of such new estimate, pay any accrued cost reimbursements based upon the new estimate. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s share of Operating Expenses shall be equitably prorated for any partial year.

(c) Within 120 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs (detailed by major categories) attributable to that period, and the parties shall within 30 days thereafter make any payment or allowance from one to the other (or provide Tenant with a credit) necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual Tenant’s Share as shown by the annual statement. Any delay or failure by Landlord in delivering any statement shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses pursuant hereto, provided, however, that Tenant shall not be responsible for the payment of any additional payments of Tenant’s Share of Operating Expenses on account of any statement or any adjusted estimate of Tenant’s Share of Operating Expenses, first delivered to Tenant more than two (2) calendar years following (i) the later of the expiration of the applicable Expense Recovery Period, or Landlord’s delivery of the statement for the applicable Expense Recovery Period if delivered within one hundred twenty (120) days, or (ii) the date of the expiration of the Term (as the same may be extended), in each case except to the extent of any amounts due as Tenant’s Share of Operating Expenses levied by any governmental authority or public utility which is not billed to Landlord until a date following the expiration of such two (2) calendar year period, so long as Landlord delivers to Tenant a supplemental statement with respect to such amounts not more than two (2) years following Landlord’s receipt of the invoice for such amounts from the applicable governmental entity or public utility. If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund any applicable estimated payments collected from Tenant. Any amount due Tenant shall be credited against installments of Basic Rent or Tenant’s Share of Operating Expenses (or estimated payment thereof) next coming due under this Lease, and any deficiency shall be paid by Tenant together with the next monthly payment date occurring at least thirty (30) days following Landlord’s delivery of such new estimate. Should Tenant fail to object in writing to Landlord’s determination of Tenant’s Share of Operating Expenses, or fail to give written notice of its intent to audit Landlord’s Operating Expenses pursuant to the provisions of the next succeeding paragraph, within one hundred eighty (180) days following delivery of Landlord’s determination of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on the parties for all purposes and any future claims to the contrary shall be barred.

Provided no Default has occurred and is continuing, Tenant shall have the right to cause a certified public accountant or lease audit firm, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once during any Expense Recovery Period; provided, however, Tenant shall be permitted to audit the Project Cost Base and the Property Tax Base in connection with its first audit of Operating Expenses for any Expense

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Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class buildings in the vicinity of the Project. Tenant shall give notice to Landlord of Tenant’s intent to audit within one hundred eighty (180) days after delivery of Landlord’s expense statement which sets forth Tenant’s Share of Landlord’s actual Operating Expenses to Tenant. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant’s audit determines that actual Operating Expenses has been overstated by more than five percent (5%), then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant’s rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit. In the event of a violation of this confidentiality covenant in connection with any audit, then in addition to any other legal or equitable remedy available to Landlord, Tenant shall forfeit its right to any reconciliation or cost reimbursement payment from Landlord due to said audit (and any such payment theretofore made by Landlord shall be promptly returned by Tenant). Notwithstanding the foregoing, Tenant shall have no right of audit with respect to any Expense Recovery Period unless the total Operating Expenses per square foot for such Expense Recovery Period, as set forth in Landlord’s annual expense statement, exceed the total Operating Expenses per square foot during the initial Expense Recovery Period during the Term, as increased by the percentage change in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Los Angeles—Riverside—Orange County Area Average, all items (1982-84 = 100) (the “Index”), which change in the Index shall be measured by comparing the Index published for January of the initial Expense Recovery Period during the Term with the Index published for January of the applicable Expense Recovery Period.

(d) Even though the Lease has terminated or expired and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall, within thirty (30) days of written notice, pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be rebated by Landlord to Tenant not later than thirty (30) days after such final determination.

(e) except as otherwise set forth in this Exhibit B, the term “Project Costs” shall, except as otherwise provided herein, include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), consistently applied, and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums or reasonable premium equivalents should Landlord elect to self-insure any risk or deductible that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel to the level of portfolio manager or portfolio engineer directly applicable to the Building and/or Project, including both Landlord’s personnel and outside personnel, provided that if any personnel provide service to the Project and to other properties of Landlord, the wages and salaries, fringe benefits and payroll taxes for such personnel shall be allocated to the Project based on the proportion of time spent in providing service to the Project as reasonably determined by Landlord; a commercially reasonable Landlord overhead/management fee (not to exceed 5% of gross receipts for the Building); reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2 and Exhibits C and F below; the amortized costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements, repairs or expenditures (as well as the cost incurred for uninsured earthquake repairs or the deductible with respect to any insured earthquake repairs) (as distinguished from replacement parts or components installed in the ordinary course of business) (A) which are intended to maintain the safety of the Building and/or Project or intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, or any portion thereof, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any governmental law or regulation, except for capital repairs, replacements or other improvements to remedy a condition existing as of the Commencement Date which an applicable governmental authority, if it had knowledge of such condition as of the Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Commencement Date (which shall be determined based upon the remedial requirements generally imposed by the applicable governmental authority in similar circumstances at comparable projects in the immediate vicinity of the Project as of the Commencement Date); provided, however, Landlord shall amortize the cost of any such permitted capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Any amortized Project Cost item may include, at

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Landlord’s option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance. “Payback Period” shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement. It is understood that Project Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord. If any Project Cost are applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties. The term “Property Taxes” as used herein shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request. The Project Costs, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least ninety-five percent (95%) occupancy of the rentable area of the Building. To the extent Landlord obtains a tax refund, such tax refund shall be credited against Property Taxes based upon the applicable Expense Recovery Period to which such refund is applicable and Tenant shall be entitled to Tenant’s Share of Operating Expenses of such refund to the extent of the Property Taxes included in Operating Expenses for such Expense Recovery Period. All special assessments which may be paid in installments and which are not specifically to be charged to Tenant under this Lease, shall be paid by Landlord in the maximum number of installments permitted by law and only to the installment paid in any Expense Recovery Period shall be included in Property Taxes in such Expense Recovery Period. Notwithstanding the foregoing, general net income or franchise taxes imposed against Landlord shall be excluded. Notwithstanding anything to the contrary contained in this Exhibit B, there shall be excluded from Property Taxes (A) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (B) any items included as Project Costs, and (C) any tax penalties incurred as a result of Landlord’s failure to make any tax payments or to file tax returns when due.

(f) Notwithstanding anything to the contrary set forth herein, the amount of Property Taxes for the Base Year shall be calculated without taking into account any decreases in Property Taxes obtained in connection with Proposition 8 (as adopted by the voters of the State of California and as amended from time to time), provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be deducted from Taxes for the Base Year, and (ii) refunds of Property Taxes under Proposition 8 shall not be deducted from Property Taxes for the Base Year, but shall be the sole property of Landlord. All special assessments which may be paid in installments and which are not specifically to be charged to Tenant under this Lease, shall be paid by Landlord in the maximum number of installments permitted by law and only to the installment paid in any Expense Recovery Period shall be included in Property Taxes in such Expense Recovery Period. Notwithstanding the foregoing, general net income or franchise taxes imposed against Landlord shall be excluded. Notwithstanding anything to the contrary contained in this Exhibit B, there shall be excluded from Property Taxes (A) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (B) any items included as Project Costs, and (C) any tax penalties incurred as a result of Landlord’s failure to make any tax payments or to file tax returns when due.

(g) Notwithstanding the foregoing, for purposes of this Lease, “Project Costs” shall not, however, include (i) principal payments, late charges, penalties, liquidated damages, bad-debt expenses, interest and amortization on mortgages, or ground lease payments, if any; (ii) real estate brokers’ leasing commissions; (iii) the cost of providing any service directly to and paid directly by any tenant; (iv) the cost of Property Taxes and any other costs expressly excluded from Operating Expenses elsewhere in this Lease; (v) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party other than as payment of its share of Operating Expenses (such costs to be credited or excluded, as applicable, from Operating Expenses in the year in which reimbursement is received); (vi) costs of capital improvements, repairs, alterations and equipment, except to the extent expressly identified in subsection (f) above; (vii) marketing costs, including leasing commissions, advertising and promotional expenses, space planning costs and attorneys’ fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, and subleases and/or assignments incurred in connection with present or prospective tenants or other occupants of the Project, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (viii) costs, including permit, license and inspection costs and any allowances or other tenant improvement concessions, incurred or provided with respect to the design, construction and/or installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (ix) rentals and other related expenses incurred in leasing a heating, ventilation and air conditioning system, elevators, or other items (except equipment not affixed to the Project which is used in providing janitorial or similar services to the Project and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project) which, if purchased, rather than rented, would constitute a capital improvement not permitted to be included in Operating Expenses pursuant to this

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Lease; (x) depreciation, amortization and interest payments, except as to reserves or other amounts specifically included in Operating Expenses pursuant to the terms of this Lease, but not excluding from Operating Expenses, depreciation, amortization and interest payments on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party (where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with sound real estate management principles, consistently applied, provided, that when depreciation or amortization is so permitted or required, the item shall be depreciated or amortized over its reasonably anticipated useful life); (xi) expenses in connection with services or other benefits which are not offered to Tenant or which Tenant is charged for directly, but which are provided to another tenant or occupant of the Project without charge; (xii) overhead and profit increment paid to Landlord or its affiliated, subsidiaries or parent entities for goods and/or services in the Project, to the extent the same exceeds the costs which would be incurred for the same if provided by unaffiliated third parties on a competitive basis; (xiii) advertising and promotional expenditures, and costs of installing signs in or on the Project identifying Landlord or any third party for advertising or promotional purposes; (xiv) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make tax payments or file tax returns when due; (xv) legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant; (xvi) costs arising from Landlord’s charitable or political contributions; (xvii) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and/or maintenance of the Premises, Building or the Project, including costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project and costs incurred in disputes between Landlord and its employees, managers, or other tenants or occupants; (xviii) amounts paid as ground rental or as rental for the Project by the Landlord; (xix) costs incurred to comply with applicable law with respect to hazardous or toxic materials, which exist at the Project as of the Commencement Date or which are not otherwise the responsibility of Tenant under any provision of this Lease; (xx) any entertainment, dining or travel expenses, except in connection with the operation, maintenance, repair, replacement or management of the Premises, the Building or the Project; (xxi) in the event any facilities, services or utilities used in connection with the Project are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis; (xxii) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or tenants or Landlord and providers of goods and services to the Project (provided that if such dispute results in a reduction of Project Costs, such reduction shall be limited to the net costs of the reduction after recovery of the costs incurred in such dispute); (xxiii) the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of buildings; (xxiv) all items and services for which Tenant or another tenant of the Project, if any, is obligated to reimburse Landlord, other than as payment of its share of Operating Expenses, or which Landlord selectively provides to one or more tenants of the Project (and does not provide to Tenant), if any, without reimbursement; (xxv) costs arising from the gross negligence or willful misconduct of Landlord or Landlord Parties; (xxvi) costs for in-house legal or accounting personnel other than bookkeeping personnel responsible for operating expenses as to Landlord’s properties, including the Operating Expenses; (xxvii) costs actually reimbursed to Landlord under any warranty covering the Building or the Project; (xxviii) costs of magazine and newspaper subscriptions maintained by Landlord; and (xxix) costs for which Landlord would have received insurance proceeds had Landlord maintained insurance coverages that Landlord is required to maintain under this Lease or if Landlord had used commercially reasonable efforts (as determined by Landlord in its discretion) to enforce such insurance coverages. To the extent that Project Costs include charges to Landlord from third parties, Landlord shall include in Project Costs only the actual costs (“Actual Costs”) charged to Landlord by such third parties for the same and Landlord shall not collect more than 100% of Project Costs from Building tenants and third parties.

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EXHIBIT C

UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these standards. In the case of any conflict between these standards and the Lease, the Lease shall be controlling. Subject to all of the provisions of the Lease, including but not limited to the restrictions contained in Section 6.1, the following shall apply:

1. Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and if requested by Tenant, from 8:00 a.m. to 1:00 p.m. on Saturday (“Building Hours”), generally recognized national holidays, which currently include New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving and Christmas Day, excepted, reasonable HVAC services for normal office comfort. Subject to the provisions set forth below, Landlord shall also furnish 24 hours per day, 7 days per week, the Building with passenger and freight elevator service, reasonable amounts of electric current for normal lighting and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory and toilet purposes in the Common Areas and for a typical office kitchen within the Premises. Tenant will not, without the prior written consent of Landlord (which shall not be unreasonably withheld), connect any apparatus, machine or device with water pipes or electric current (except through then existing or subsequently installed electrical outlets in the Premises) for the purpose of using electric current or water.

2. Upon written request from Tenant delivered to Landlord at least 2 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available. Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time but consistent with comparable high-rise office buildings in the vicinity owned by Landlord. As of the date hereof, current after hours HVAC is Eighty-Four Dollars ($84.00) per hour, and thereafter shall be subject to annual adjustments, which shall not exceed Five Dollars ($5.00) per year on a compounding and cumulative basis, subject to change from time to time If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit C, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed. The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter. The reimbursement shall be at the rates charged for electrical power by the local public utility furnishing the current, plus any additional expense incurred in keeping account of the electric current consumed.

3. Landlord shall furnish water for drinking, personal hygiene, lavatory and typical office kitchen purposes only.

4. In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5. Landlord shall provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services required by reason of any nonstandard improvements in the Premises. At a minimum the janitorial services, shall comply with the specifications attached hereto as Exhibit H.

6. Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install commercially reasonable access control systems as it deems advisable for the Building. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant. Landlord’s charge for the initial 75 access control cards will be discounted and, in the aggregate, not exceed the lesser of Landlord’s actual costs or $1,200.

7. The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant. Such costs shall include all metered electrical charges as described above in this Exhibit, together with the cost, as reasonably estimated by Landlord, to supply cooling water or other means of heat dissipation for the unit. Should Tenant desire to install such a unit, the plans and specifications must be submitted in advance to Landlord and reasonably approved in writing by Landlord in accordance with the terms of Section 7.3 above or the Work Letter. Such installation shall be at Tenant’s sole expense (subject to the Landlord Contribution) and shall include installation of a separate meter for the operation of the unit. At the time Landlord consents to the installation of any such unit, Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

8. Tenant shall be permitted to install and operate its own security system within the Premises (including access readers), provided such system does not interfere with any Building systems. The plans for any such system shall be subject to Landlord’s prior written reasonable approval and the requirements of Section 7.3 shall apply thereto or the Work Letter. Upon termination of this Lease,

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Tenant shall remove the system and restore any affected areas to Building standard condition. All costs of installation, operation, maintenance and removal of the system shall be borne solely by Tenant (subject to the Landlord Contribution), and Landlord shall have no liability for the inadequacy or malfunction of that system. Tenant shall have the right, at no additional charge, to secure elevator access to any full floors occupied by Tenant.

9. Tenant shall be permitted, at its sole cost and expense, to contract with any telecommunications service, fiber optic, internet service or other media providers of its choice subject to working with Landlord and its Riser Management Firm Horizon Communications, and notwithstanding the foregoing, Tenant at no additional cost, shall have (i) the right to use the existing Building’s risers and/or install additional risers for Tenant’s cabling subject to space availability, and (ii) access to all areas within the Premises and Building, subject to Landlord’s prior reasonable approval, including the Building’s MPOE (main point of entry), to install the required infrastructure to service Tenant’s IT and telecommunications requirements; provided, however, that all such providers shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, installation of facilities and equipment by such providers shall be subject to the terms and provisions of Section 7.3 of this Lease or of the Work Letter (as the case may be), or any other provision of this Lease governing access to the roof or other portions of the Project required for such installation and the amount of cabling installed by Tenant shall be subject to Landlord’s prior reasonable approval.

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EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1. Tenant shall maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, including but not limited to coverage for personal injury, contractual liability, independent contractors, broad form property damage, fire legal liability, products liability (if a product is manufactured within or sold from the Premises), and liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount reasonably determined by Tenant, but in no event less than the equivalent of one (1) year’s rent payable to Landlord. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease. Tenant may provide any of the insurance required herein pursuant to umbrella or blanket policies of insurance.

2. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VII” in the most current Best’s Insurance Report. The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such deductible or retained limit with waiver of subrogation in favor of Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements, if required to comply with the requirements of this Exhibit D, reasonably acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than ten (10) days prior to the expiration of the coverage. In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3. Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary to and noncontributory with any policies carried by Landlord, together with a provision including Landlord and any other parties in interest designated by Landlord as additional insureds. Tenant’s policies described in Subsections 1 (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Landlord, its agents, employees, contractors or representatives. All of Tenant’s policies shall contain a provision that the insurer will not cancel or change the coverage provided by the policy without first endeavoring to give Landlord thirty (30) days prior written notice, except ten (10) days with respect to the non-payment of premium. Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant, if necessary to comply with the limits required by this Exhibit D.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

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EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1. The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture other personal property in such area without the prior written approval of Landlord. Nothing contained in this Lease shall be construed to prevent access to persons with whom Tenant normally deals only for the purpose of conducting its business on the Premises (such as clients, customers, office suppliers and equipment vendors and the like) unless those persons are engaged in illegal activities.

2. Except as expressly permitted in the Lease, neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

3. Tenant shall, at its expense, be required to utilize the third party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises. Notwithstanding the foregoing, Tenant shall be permitted to use its own third party contractor approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), provided Landlord’s designated contractor, at Landlord’s cost, may peer review all such work performed and Tenant shall not be charged any supervision fee in connection with any such work undertaken by Tenant; provided, further, Landlord hereby pre-approves Pinnacle as Tenant’s third party contractor to provide telephone wiring services from the minimum point of entry to the Premises.

4. No antenna or satellite dish shall be installed by Tenant without the prior written agreement of Landlord.

5. The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant. No awnings shall be permitted on any part of the Premises.

6. The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord (which shall not be unreasonably withheld). The moving of large or heavy objects shall occur only between those hours as may be reasonably designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

8. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards then in Tenant’s possession.

9. Except as expressly set forth in the Lease, Tenant shall not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord (which shall not be unreasonably withheld).

10. Tenant shall not use space heaters within the Premises.

11. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12. Tenant shall not use or keep any foul or noxious gas or substance in the Premises.

13. Tenant shall not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

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14. Tenant shall not permit any animals or birds be kept by Tenant in or about the Building (other than service animals).

15. Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time (other than police or other law enforcement personnel in the course of their duties).

16. Smoking anywhere within the Premises or Building is strictly prohibited, and Landlord may enforce such prohibition pursuant to Landlord’s leasehold remedies. Smoking is permitted outside the Building and within the project only in areas designated by Landlord.

17. Tenant shall not install an aquarium of any size in the Premises unless otherwise approved by Landlord (which shall not be unreasonably withheld).

18. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner.

19. Tenant shall, upon written request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

20. Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

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EXHIBIT F

PARKING

The following parking regulations shall be in effect at the Building In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1. Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building. Landlord shall have the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its reasonable opinion are desirable and for the best interests of all persons using the Parking Area; provided that the number of parking passes allocated to Tenant pursuant to Item 11 of the Basic Lease Provisions are not reduced as a result thereof and such Parking Area complies with applicable laws, statutes, codes, regulations and ordinances. Landlord shall keep the Parking Area in a neat, clean and orderly condition, and shall repair any damage to its facilities. Except as expressly provided in Section 10.3(b) of this Lease, Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable and non-discriminatory rules and regulations (including the designation of areas for employee parking) as Landlord may reasonably deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2. Subject to Paragraph 4 below, Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors. In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in this Lease to Tenant. Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers. Parking access devices, if applicable, shall not be transferable. Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen. Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease.

3. Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4. It is understood that the employees of Tenant and the other tenants of Landlord within the Building and Project shall not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project. Tenant may purchase all or a portion of the parking passes for unreserved parking set forth in Item 11 of the Basic Lease Provisions (the “Parking Passes”), at the monthly scheduled rates as Landlord shall from time to time reasonably determine. Landlord agrees that Tenant may convert up to 5 of the Parking Passes to reserved stalls, at Landlord’s scheduled asking rate from time to time, by providing written notice of such election to Landlord within one hundred eighty (180) days following the Commencement Date (the “Converted Stalls”). Tenant acknowledges that if such written notice of election is not delivered to Landlord within such one hundred eighty (180) day period, then the conversion of the Parking Passes to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord. In addition, during the initial 62 month Lease Term only, and provided Tenant is not in Default under this Lease, Tenant shall have the right to purchase visitor parking validations for its own use only at a cost which is reduced by 20% from the rate that Landlord is actually charging for visitor parking from time to time. Should any monthly parking charge not be paid within 5 business days following written notice to Tenant that the same is past due, then a late charge shall be payable by Tenant equal to 5% of the delinquent installment, which late charge shall be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges. During the initial twelve (12) months of the Lease Term (“Parking Credit Period”), Tenant shall be entitled to a credit in the amount of $164,736.00 (“Parking Credit”) to be applied to the cost of Parking Passes, including any Converted Stalls. The Parking Credit shall be automatically applied to parking charges incurred by Tenant during the Parking Credit Period. Any portion of the Parking Credit not used by the end of the Parking Credit Period shall be forfeited by Tenant.

5. Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency (provided, however, under no circumstances shall Tenant, during the initial twelve (12) months of the Term, be charged for any fees related to unreserved stalls) and Tenant shall use commercially reasonable efforts to cooperate in mandatory transportation management programs.

6. Tenant shall not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

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EXHIBIT G

ADDITIONAL PROVISIONS

1. RIGHT(S) TO EXTEND THIS LEASE. Provided that Tenant is not in Default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant has not assigned its interest in this Lease (except in connection with an assignment of this Lease to an Affiliate as described in Section 9.1(e) hereof), nor sublet more than forty percent (40%) of the Premises in the aggregate (except to an Affiliate), Tenant may extend the Term of this Lease for 2 consecutive periods of 36 months each. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 9 months nor more than 12 months prior to the then-current expiration date of the Term, Tenant’s written notice of its irrevocable commitment to extend (the “Commitment Notice”). The Basic Rent payable and other economic terms under the Lease during any extension of the Term shall be determined as provided in the following provisions.

Following Landlord’s receipt of Tenant’s Commitment Notice, Landlord and Tenant shall endeavor to reach agreement upon the Basic Rent and other economic terms that would reflect the Fair Market Rental (as defined below) for each thirty-six (36) month renewal of the Lease (together with any increases thereof during the extension period). If Landlord and Tenant have not by then been able to agree upon the Basic Rent and other economic terms for the extension of the Term, then not later than one hundred twenty (120) days prior to the then applicable expiration date of the Term, Landlord shall notify Tenant in writing of the Basic Rent and other economic terms that would reflect the prevailing market rental rate (the “Fair Market Rental” herein) for a thirty-six (36) month renewal of the Lease (together with any increases thereof during the extension period) as of the commencement of the extension period taking into consideration “Comparable Spaces” (defined below) (“Landlord’s Determination”). Should Tenant disagree with the Landlord’s Determination, then Tenant shall, not later than twenty (20) days thereafter, notify Landlord in writing of Basic Rent and other economic terms that would reflect the Fair Market Rental for a thirty-six (36) month renewal of the Lease (together with any increases thereof during the extension period) (“Tenant’s Determination”). Within ten (10) days following delivery of the Tenant’s Determination, the parties shall attempt to agree on an appraiser to determine the Fair Market Rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Fair Market Rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser not previously employed (or designated for a similar market rental determination) by either Landlord or Tenant, who shall, acting alone, determine whether Landlord’s Determination or Tenant’s Determination better reflects the Fair Market Rental for the extension period. Any appraiser designated hereunder shall have an M.A.I. certification with not less than five (5) years experience in the valuation of commercial office buildings in the vicinity of the Project.

Within thirty (30) days following the selection of the third appraiser and such third appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the third appraiser shall determine whether the Landlord’s Determination or the Tenant’s Determination better reflects the Fair Market Rental for the thirty-six (36) month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the third appraiser as the Fair Market Rental for the extension period. In making such determination of Fair Market Rental, the appraiser shall consider rental comparables for comparable spaces in terms of size (“Comparable Spaces”), involving similarly improved space in the vicinity of the Project with appropriate adjustments for differences in location and quality of project including factors then being granted in connection with lease renewals and new transactions in Comparable Spaces, including factors for market tenant improvements and/or allowances; rental abatement concessions; base year and/or expense stop or similar operating expense protections; the amount, cost and type of parking; and all other monetary and non-monetary concessions; provided, however, that notwithstanding any contrary provisions of this Section, no consideration shall be given by the final appraiser to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the extension period or whether any comparable transaction relied upon by the final appraiser in determining the Fair Market Rental included the payment of a real estate brokerage commission. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed Fair Market Rental. The fees of the third appraiser shall be borne entirely by the party whose determination of the Fair Market Rental was not accepted by the third appraiser.

Within twenty (20) days after the determination of the Fair Market Rental, Landlord shall prepare an appropriate and accurate amendment to this Lease for the extension period in form reasonably satisfactory to Tenant, and Tenant shall execute and return same to Landlord within ten (10) business days after Tenant’s receipt of same. In the event that Tenant has any objections to the form of such amendment, Tenant shall provide such objections in writing within ten (10) business days after Tenant’s receipt of the proposed amendment, and Landlord and Tenant shall thereafter work together in good faith to timely execute an amendment in form reasonably satisfactory to Tenant, provided that the delay in execution of any such amendment, or any failure to execute such amendment shall not affect the validity of Tenant’s exercise of its right to extend the Term, nor the final appraiser’s determination of the Fair Market Rental for the Premises for the extension period. Should the readjusted Fair Market Rental not be established by the commencement of the extension period, then Tenant shall continue paying Basic Rent

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at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made within thirty (30) days after the determination of such adjusted Basic Rent.

If Tenant fails to timely exercise the extension right granted herein within the time period expressly set forth for exercise by Tenant in the initial paragraph of this Section, Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Any attempted assignment or transfer of such rights (except by way of a “Permitted Transfer”) shall be void and of no force and effect. Tenant shall have no other right to extend the Term beyond the 2 36 month extensions created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section. Time is specifically made of the essence in this Section.

2. RIGHT OF FIRST OFFER. Provided Tenant is not then in Default hereunder, and provided Tenant has not exercised its termination right under Paragraph 3 of this Exhibit G, Landlord hereby grants Tenant the continuing right (“First Right”) to lease, during the initial 62 month Term of this Lease, any office space contiguous to the Premises (“First Right Space”) in accordance with and subject to the provisions of this Section. Except as otherwise provided below, prior to leasing the First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 business days (or, within such time period, make reasonable revisions to the same and Tenant’s failure to timely return the revised amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy to Landlord). In the event that Landlord leases the First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this First Right the First Right Space, or any portion thereof, shall again become available for releasing, then prior to Landlord entering into any such new lease with a third party for the First Right Space, Landlord shall repeat the procedures specified above in this Section. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant now or hereafter occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with a Permitted Transfer of this Lease as described in Section 9.1(e) hereof). Any other attempted assignment or transfer shall be void and of no force or effect.

3. RIGHT TO TERMINATE. Provided (i) Tenant is not in Default under any provision of this Lease and (ii) Tenant has not exercised any expansion right and provided Tenant has not exercised any First Right pursuant to Paragraph 2 of this Exhibit G, Tenant shall have a one-time right to terminate this Lease effective as of the expiration of the 36th month of the initial Term. Tenant shall exercise such termination right by giving written notice thereof to Landlord (the “Termination Notice”) at least 6 months prior to the effective date of termination. All Rent and other costs due under this Lease for the Premises shall be due and payable by Tenant to Landlord through the effective date of termination. In addition, should Tenant exercise the foregoing right to terminate, Tenant shall pay to Landlord, concurrently with its delivery of the Termination Notice, a separate termination fee, as reasonably computed by Landlord, comprised of the following: (i) the unamortized portion (based upon a constant amortization over a 5 year period with 7% interest) as of the effective date of termination of (A) brokerage commissions paid by Landlord in connection with the Lease, and (B) Landlord’s Contribution funded by Landlord; plus (ii) unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts during the initial Term, without interest), if any. Any such termination shall not abrogate

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any obligation existing under the Lease as of the termination date or otherwise attributable to Tenant’s occupancy thereof.

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EXHIBIT H

JANITORIAL SPECIFICATIONS

OFFICE AREAS:

Nightly Services—five (5) times per week (Sunday—Thursday)

☐	Empty wastebaskets and other trash receptacles. (Exception: do not empty paper shredders.)

☐	All chairs and wastebaskets to be returned to proper position after cleaning.

☐	Vacuum all carpeted areas wall to wall. Detail vacuuming of corners and edges is performed weekly.

☐	Spot-clean entrance door glass and conference room glass door. (around door handles)

☐	Conference Room(s)- Clean table tops unless directed otherwise.

☐	Kitchen and Cafeteria (defined in Paragraph 8 of Exhibit G)—wipe down sink and counter tops, Sweep and Mop hard surface floors, empty trash.

☐	Spot clean carpets (size of half dollar or less).

Weekly Services

☐	Dust mop all composition floors with specially treated mops.

☐	Completely dust windowsills, window ledges, door louvers and wood paneling molding, handrails and railings.

☐	Dust vertical surfaces without moving any items and all picture frames on walls.

☐	Dust levelor blinds where applicable.

☐	Detail vacuum corners and edges of baseboards.

Monthly Services

☐	Dust all high-reach areas; door frames, door tops and partitions and vertical blinds.

Quarterly Service

☐	Strip, scrub and wax vct floors, wipe down baseboards when completed.

Windows

Quarterly Service

☐	Exterior windows to be cleaned once per year on the outside.

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EXHIBIT X

WORK LETTER

I.	TENANT IMPROVEMENTS

The tenant improvement work (“Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to approved plans and specifications as set forth herein. Tenant shall employ its own architect and general contractor in constructing the Tenant Improvements. The general contractor shall be selected and engaged by Tenant on the basis of a competitive bid involving one general contractor designated by Landlord and up to 2 other general contractors approved in writing by Landlord, which approval shall not be unreasonably withheld or conditioned and Landlord’s approval shall be granted or denied (with detailed reasons given for any denial) within five (5) business days following Tenant’s written request. Tenant shall have the right to select the contractor to perform the Tenant Improvements following receipt of the bids. Landlord, at Landlord’s sole cost and expense shall deliver the Premises to Tenant clean and free and clear of all phone and data cabling, debris and personal property with the Building and Common Areas (which shall include the existing restrooms on the floors where the Premises is located) and all Building systems and equipment serving the Premises (including without limitation, HVAC, lighting, electrical, elevator and plumbing) in good working order and compliance with applicable laws. The Tenant Improvements shall be undertaken and prosecuted in accordance with the following requirements:

A.	Concurrently with sign-off by Tenant, the space plans, construction drawings and specifications for all improvements and finishes, together with any changes thereto, shall be submitted to Landlord (with samples as reasonably required) for review and reasonable approval by Landlord and its architect for the Project within five (5) business days of written request. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord which is not Landlord’s obligation under the Lease or this Work Letter, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof.

B.	All construction drawings prepared by Tenant’s architect shall follow Landlord’s commercially reasonable CAD standards, which standards shall be provided to Tenant or its architect on or before the mutual execution of this Lease.

C.

Landlord shall, subject to the foregoing, reasonably approve or disapprove any submittal of detailed plans (i.e., a detailed pricing plan) or specifications by Tenant (“Plans”) within five (5) business days following receipt thereof by Landlord. Landlord shall, within five (5) business days after Landlord’s receipt of the Plans, either (i) approve the Plans, (ii) approve the Plans subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to obtaining permits to the extent the Plans contain a Design Problem, or (iii) disapprove and return the Plans to Tenant with requested revisions to the extent the Plans contain a Design Problem. If Landlord disapproves the Plans, Tenant may resubmit the Plans to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Plans, based upon the criteria set forth in this Section, within three (3) business days after Landlord receives such resubmitted Plans. Such procedure shall be repeated until the Plans are approved. If Landlord fails to respond to such request for approval within such period, Tenant may deliver a written “reminder notice”, informing Landlord that it has failed to respond, and warning that a continued failure may result in a “deemed approval”. If Landlord fails to respond to such “reminder notice” within three (3) business days, then Landlord shall be deemed to have approved the submitted Plans. A “Design Problem” is defined as, and will be deemed to exist if it will (i) adversely affect the exterior appearance of the Building; (ii) adversely affect the Building structure; (iii) adversely affect the Building systems in a non-de minimus manner; (iv) unreasonably interfere with any other occupant’s normal and customary office operation; or (v) fail to comply with applicable laws; provided, however, notwithstanding that the following improvements might otherwise constitute a Design Problem (file rooms, server room and UPS unit(s)), Landlord shall not unreasonably withhold its consent to such improvements. In the event Tenant desires to change the Plans, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Plans. Landlord shall, within five (5) business days of receipt of a Drawing Change Notice related to a Tenant Change affecting the base building or base systems, and within three (3) business days of receipt of the Drawing Change Notice related to a Tenant Change which does not affect the base building or base systems, either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s reasonable disapproval provided Landlord shall not disapprove of any Tenant Change which is reasonably consistent with the Plans. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant pursuant to this Work Letter; provided, however, that to the extent the Landlord Contribution has not been fully

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disbursed, such payment shall be made out of the Landlord Contribution subject to the terms of this Work Letter.

D.	Subject to the terms herein, Tenant may use the electrical, mechanical, and plumbing engineers and subcontractors designated by Landlord. Should Tenant elect not to utilize such electrical, mechanical, plumbing engineers and subcontractors designated by Landlord, then Tenant’s preliminary and final drawings shall be subject to a reasonable peer-review by Landlord’s architect. Such costs, including the peer review fee (which such fee in the aggregate shall not exceed Three Thousand Dollars ($3,000.00)), shall be deducted from the Landlord Contribution (defined below). Tenant shall use the fire/life safety engineers and subcontractors designated by Landlord so long as such engineers and contractors are reasonably available and competitively priced. All other subcontractors shall be subject to Landlord’s reasonable approval, and Landlord may require that one or more designated subtrades be union contractors which shall be granted or denied within five (5) business days and Landlord requires that the drywall and acoustical subtrades be union contractors but no other trades shall be required to be union. In addition, Tenant may engage its own project manager to oversee the Tenant Improvements and such costs may be deducted from the Landlord Contribution, as evidenced by invoices submitted to Landlord.

E.	Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the Tenant Improvements; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.

F.	Tenant’s general contractor and each of its subcontractors shall comply with Landlord’s commercially reasonable requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction.

G.	A construction schedule shall be provided to Landlord prior to commencement of the construction work, and weekly updates, if required by Landlord, shall be supplied during the progress of the work.

H.	Tenant shall give Landlord ten (10) days prior written notice of the commencement of construction so that Landlord may cause an appropriate notice of non-responsibility to be posted.

I.	Tenant’s general contractor shall attend job meetings as requested with Landlord’s construction manager for the Project but no more than one time per week (and Tenant shall be available by phone).

J.	Upon completion of the Tenant Improvements, Tenant shall cause to be provided to Landlord (i) as-built drawings of the Premises signed by Tenant’s architect, (ii) CAD files of the improved space compatible with Landlord’s CAD commercially reasonably standards, (iii) a final punchlist signed by Tenant, (iv) final and unconditional lien waivers from all contractors and subcontractors, (v) a duly recorded Notice of Completion of the Tenant Improvements, and (vi) a certificate of occupancy for the Premises or its legal equivalent (collectively, the “Close-out Package”). Should Tenant fail to provide complete CAD files compatible with Landlord’s reasonable standards as required herein within thirty (30) days of completion of the Tenant Improvements, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant within thirty (30) days of invoice therefor.

K.	The Tenant Improvements shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws.

L.	All of the provisions of this Lease shall apply to any activity of Landlord and Tenant and their agents and contractors, in the Premises prior to the Commencement Date, except for the obligation of Tenant to pay rent.

Landlord shall not be liable in any way for any injury, loss or damage which may occur to any work performed by Tenant, nor shall Landlord be responsible for repairing any defective condition therein. In no event shall Tenant’s failure to complete the Tenant Improvements extend the Commencement Date of the Lease.

II.	COST OF THE WORK

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A.	Landlord shall provide to Tenant a tenant improvement allowance in the amount of $696,517.00 (the “Landlord Contribution”) which can be used towards the design and construction costs (including without limitation, payment of the fees of the architect and engineers, the payment of plan check, permit and license fees, the cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, window treatments (which shall be Building standard), Tenant’s HVAC System, hoisting and trash removal costs and security systems, equipment installation and relocation costs relating to such installation to the Premises, contractors’ fees and general conditions, sales and use taxes and Title 24 fees, gross receipts taxes and any other taxes imposed on or pertaining to the Tenant Improvements), with any excess cost to be borne solely by Tenant. The Landlord Contribution may also be utilized to fund space planning, project management and other architectural and engineered costs (including the reasonable cost charged by Landlord’s architect to review Tenant’s drawings and CAD files, construction costs and plan check and permit fees. Landlord shall not be entitled to a supervision/administrative fee in connection with the Tenant Improvements. Tenant understands and agrees that any portion of the Landlord Contribution not requested by Tenant in accordance with this Exhibit X by June 30, 2014, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment; provided, however, that Tenant may, upon written request delivered to Landlord not later than June 30, 2014, apply up to $109,753.00 of the unused Landlord Contribution to the next then due Basic Rent. Landlord and Tenant shall memorialize any such reduction in the Basic Rent on a form provided by Landlord. Landlord shall reimburse Tenant in one installment within 30 days following receipt of all such invoices. Notwithstanding the foregoing, Tenant may utilize all or a portion of the unused Landlord Contribution toward (i) data/telephone cabling and wireless, (ii) security equipment (access control, alarm and CCTV) and cabling, (iii) signage and graphics installed in the Premises, and (iv) the out-of-pocket moving expenses incurred by Tenant for relocating to the Premises, including moving costs, furniture and auxiliary equipment required for the operation of Tenant’s business, such as additional HVAC. Tenant shall be reimbursed for such expenses by submitting copies of all supporting third-party invoices to Landlord by December 31, 2013.

B.	Landlord shall fund the Landlord Contribution (less deductions for the above-described supervision fee and peer review fee, if any) in installments as and when costs are incurred and a payment request therefor is submitted by Tenant. Each payment request shall include a copy of all supporting invoices, conditional progress payment lien waivers (in the form prescribed by the California Civil Code) for labor and materials incorporated in such payment request, unconditional lien waivers (in the form prescribed by the California Civil Code) for labor and materials on the basis of which payment has previously been by Landlord, and pertinent back-up (including copies of Tenant’s payment checks to its contractors and suppliers). Landlord shall fund the payment request within 30 days following receipt of the application and supporting materials; provided that a 10% retention shall be held on payments to Tenant’s contractor (but not for Tenant’s architect, project manager and similar consultants) until Landlord receives the complete Close-out Package. The remaining balance of the Landlord Contribution shall be funded within 30 days of Landlord’s receipt of the complete Close-out Package. Prior to any payment by Landlord hereunder, Tenant shall provide to Landlord in writing the address to which such payment is to be delivered, together with a complete copy of the construction contract(s) for the Tenant Improvements.

C.	Neither the architect, contractor, the engineers nor Tenant’s agents shall be charged for the use of the freight elevators, loading docks, restrooms, parking facilities or utilities during the design and construction of the Tenant Improvements or Tenant’s move into the Premises. Landlord shall not supply and Tenant shall not be charged for Building security in connection with the construction of the Tenant Improvements. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises. In the event that during the installation of the Tenant Improvements, the Premises are determined to contain hazardous materials, that were not brought on to the Premises by Tenant, Landlord, at its sole cost and expense, shall remove, encapsulate, contain, or otherwise dispose of such hazardous materials in accordance with laws, and, so long as Tenant promptly notifies Landlord upon discovery, any delay resulting therefrom shall be a Commencement Date Delay only if it actually delays the Commencement Date. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any Tenant Improvements performed by or on behalf of Tenant.

III.	DELAY OF COMMENCEMENT DATE.

The Commencement Date shall occur as provided in Section 3 of the Lease, provided that the Commencement Date shall be extended by the number of days of delay of the Substantial Completion of the Tenant Improvements and/or Tenant’s move into the Premises to the extent caused by a Commencement Date Delay (as that term is defined below). As used herein, the term “Commencement Date Delay” shall mean only a Force Majeure Delay or a Landlord

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Caused Delay (as those terms are defined below). As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, strikes, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes, failure of utilities, inability to secure permits and governmental inspections beyond the time period that would normally be required to secure such permits and inspections on an objective basis by any other person or entity constructing improvements comparable to the Tenant Improvements and so long as Tenant is diligently pursuing such permits and inspections. As used in this Work Letter, “Landlord Caused Delay” shall mean an actual delay in the Substantial Completion of the Tenant Improvements to the extent resulting from the acts or omissions of Landlord or its agents, employees or contractors (“Landlord Parties”), including without limitation, (i) Landlord’s failure to deliver possession of the Premises on or prior to February 15, 2013; (ii) except to the extent Landlord’s approval under this Work Letter is deemed granted pursuant to the terms of this Work Letter, Landlord’s failure to timely approve any matter requiring Landlord’s approval in this Work Letter within the time periods set forth in this Work Letter or this Lease, as applicable, or otherwise within a reasonable period of time; (iii) Landlord’s failure to timely disburse the Landlord Contribution or comply with any other provisions of this Work Letter; (iv) material and unreasonable interference by Landlord or the Landlord Parties (except as otherwise allowed under this Work Letter) with substantial completion of the Tenant Improvements if such interference (A) objectively precludes or delays the construction of general office use Tenant Improvements in the Building or any portion thereof (provided that “noisy work” may have to be performed during non-business hours and shall not constitute a Landlord Caused Delay), and (B) relates to access by Tenant or Tenant’s Parties to the Premises or any of the Building’s facilities (including loading docks and freight elevators) or services and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (v) Landlord’s failure to deliver the Premises, Building, Common Areas, base building and base systems in substantially the condition required; or (vi) the negligence or willful misconduct of Landlord or the Landlord Parties. For purposes of this Work Letter, “Substantial Completion” of the Tenant Improvements shall mean (i) the issuance of a temporary certificate of occupancy or its equivalent for the Premises and substantial completion of construction of the Tenant Improvements in the Premises pursuant to the Plans, including any furniture, fixtures, work stations, built-in furniture or equipment necessary to obtain a temporary certificate of occupancy or its equivalent, with the exception of any punch list items, and (ii) the operation all building services and parking required to be provided by Landlord under this Lease.

IV.	TENANT TERMINATION RIGHT.

In the event Landlord fails to deliver possession of the Premises to Tenant for the commencement of the Tenant Improvements by March 15, 2013 (the “Outside Delivery Date”), Tenant, as its sole remedy, may terminate this Lease by giving written notice to Landlord within 5 business days following the Outside Delivery Date. In such event, this Lease shall be deemed null and void and of no further force and effect.

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